Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES

FOURTH QUARTER DIVIDEND

Berwick, Pennsylvania – December 1, 2023 - First Keystone Corporation (the “Corporation”) (OTC PINK: FKYS), parent company of First Keystone Community Bank, declared a $0.28 per share quarterly cash dividend to shareholders of record as of December 14, 2023, payable December 29, 2023.

Total cash dividends will be $1.12 per share as of December 31, 2023, the same amount paid for the period ending December 31, 2022.

During the third quarter of 2023, the Corporation again achieved some record balance sheet levels and continued profitability. Interest income increased $7,558,000 or 22.5% to $41,195,000 as of September 30, 2023 as compared to the same period in 2022. The increase was mainly the result of a $5,603,000 increase in interest and fees earned on loans and a $1,959,000 increase in interest and dividends earned on securities. Key performance indicators and balance sheet measures at September 30, 2023 and year-to-date income statement results as of September 30, 2023 vs. the same period in 2022:

●	Assets amounted to $1,319,714,000, a decrease of 0.3%
●	Total Net Loans grew 4.5% to $874,221,000
●	Total Deposits were $992,303,000, a 6.2% decrease
●	Interest income increased 22.5% to $41,195,000
●	Net interest income decreased 24.2% to $21,796,000
●	Net income decreased 65.2% to $3,779,000 and 65.9% to $0.62/share
●	Return on assets of 0.38%
●	Return on equity of 4.06%

The Corporation looks forward to being the financial services provider of choice to our customers and the communities we serve.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.